Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/28/2022	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S REPORTS FIRST QUARTER 2022 RESULTS

•Global comparable sales increased nearly 12%

•Digital Systemwide sales* exceeded $5 billion, representing over 30% of total Systemwide sales in the Company's top six markets

CHICAGO, IL - McDonald's Corporation today announced results for the first quarter ended March 31, 2022.

“In a quarter that saw an increasingly complex and uncertain operating environment, I am proud to share that once again the Arches have shone brightly,” said McDonald’s President and Chief Executive Officer, Chris Kempczinski. “Our strong performance in the first quarter was underpinned by global comparable sales up nearly 12%, reflecting broad-based momentum across all segments. In most of our major markets, we sustained QSR traffic share gains by focusing on elevating our brand, accelerating digital channels and showcasing our core equities of chicken and beef. By staying on the side of the consumer and executing our strategy, Accelerating the Arches, we have continued to drive growth. It is why I believe there has never been a better time to be part of brand McDonald’s.”

First quarter financial performance:
•Global comparable sales increased 11.8%, reflecting positive comparable sales across all segments:
•U.S. increased 3.5%
•International Operated Markets segment increased 20.4%
•International Developmental Licensed Markets segment increased 14.7%
•Consolidated revenues increased 11% (14% in constant currencies).
•Systemwide sales increased 10% (14% in constant currencies).
•Consolidated operating income increased 1% (3% in constant currencies). The Company temporarily suspended operations during the quarter in Russia and Ukraine as a result of the military conflict in the region. Results included $27 million of costs related to the continuation of employee salaries, lease and supplier payments, as well as $100 million of costs for inventory in the Company's supply chain that likely will be disposed of due to restaurants being temporarily closed. Excluding these current year costs and prior year strategic gains of $135 million, primarily related to the sale of McDonald's Japan stock, consolidated operating income increased 14% (18% in constant currencies).
•Diluted earnings per share was $1.48, a decrease of 28% (27% in constant currencies). Excluding the costs to support the Company's businesses in Russia and Ukraine of $0.13 per share, as well as a nonoperating expense to reserve for a potential settlement related to an international tax matter of $0.67 per share for the quarter 2022, diluted earnings per share for the quarter was $2.28, an increase of 19% (22% in constant currencies) when also excluding strategic gains of $0.13 per share for the quarter 2021.
Impact of Russia-Ukraine Military Conflict:
During the first quarter of 2022, McDonald's announced it was temporarily suspending operations and closing restaurants in Russia and Ukraine. The temporary closures were effective at the end of February in Ukraine and mid-March in Russia. The Company is supporting its businesses in these markets through the continuation of employee salaries and lease payments as well as providing support to the Company's supply chain in the region.

*Refer to page 4 for a definition of Systemwide sales.

COMPARABLE SALES

	Increase/(Decrease)
	Quarters Ended March 31,
	2022	2021
U.S.	3.5%	13.6%
International Operated Markets	20.4	0.6
International Developmental Licensed Markets & Corporate	14.7	6.4
Total	11.8%	7.5%

•U.S.: Comparable sales growth was driven by strategic menu price increases, strong marketing promotions featuring the core menu and growth in digital channels, which continued to benefit from the prior year launch of the Company's loyalty program — "MyMcDonald’s Rewards."

•International Operated Markets: Strong operating performance and the continued reduction of COVID-related government restrictions in most markets drove positive comparable sales across the segment, led by strong comparable sales in France and the U.K.

•International Developmental Licensed Markets: The quarter reflected strong comparable sales driven by Japan and Brazil, partly offset by negative comparable sales in China due to continued COVID-19 resurgences and related government restrictions.

KEY FINANCIAL METRICS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended March 31,
	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$5,665.6	$5,124.6	11%	14%
Operating income	2,312.6	2,281.3	1	3
Net income	1,104.4	1,537.2	(28)	(27)
Earnings per share-diluted	$1.48	$2.05	(28)%	(27)%
Results for the quarter reflected strong operating performance driven by higher sales-driven restaurant margins, led by the International Operated Markets segment.
Results for 2022 included the following:
•$127 million, or $0.13 per share, of pre-tax operating expenses incurred to support the Company's businesses in Russia and Ukraine. Included in this amount were $27 million related to the continuation of employee salaries, lease and supplier payments as well as $100 million for inventory in the Company's supply chain that likely will be disposed of due to restaurants being temporarily closed
•$500 million, or $0.67 per share, of nonoperating expense to reserve for a potential settlement related to an international tax matter
Results for 2021 included the following:
•$135 million of pre-tax strategic gains, or $0.13 per share, primarily related to the sale of McDonald’s Japan stock

NET INCOME AND EARNINGS PER SHARE-DILUTED RECONCILIATION

	Quarters Ended March 31,
	Net Income				Earnings per share - diluted
	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$1,104.4	$1,537.2	(28)%	(27)%	$1.48	$2.05	(28)%	(27)%
Strategic (gains)/charges	102.1	(98.9)			0.13	(0.13)
Settlement reserve	500.0	—			0.67	—
Non-GAAP	$1,706.5	$1,438.3	19%	22%	$2.28	$1.92	19%	22%
Excluding strategic charges and gains and a nonoperating expense to reserve for a potential settlement related to an international tax matter, net income and diluted earnings per share for the quarter each increased 19% (22% in constant currencies).

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as material regulatory and other income tax impacts, and bases incentive compensation plans on these results because the Company believes this better represents underlying business trends.
Comparable sales are compared to the same period in the prior year and represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction, natural disasters and acts of war, terrorism or other hostilities (including restaurants temporarily closed due to COVID-19, as well as those in Russia and Ukraine). Comparable sales exclude the impact of currency translation and the sales of any market considered hyper-inflationary (generally identified as those markets whose cumulative inflation rate over a three-year period exceeds 100%), which management believes more accurately reflects the underlying business trends. Comparable sales are driven by changes in guest counts and average check, the latter of which is affected by changes in pricing and product mix.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. This includes sales from digital channels, which are comprised of the mobile app, delivery and kiosk at both Company-operated and franchised restaurants. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. The Company's revenues consist of sales by Company-operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and affiliates. Changes in Systemwide sales are primarily driven by comparable sales and net restaurant unit expansion.
Free cash flow, defined as cash provided by operations less capital expenditures, and free cash flow conversion rate, defined as free cash flow divided by net income, are measures reviewed by management in order to evaluate the Company’s ability to convert net profits into cash resources, after reinvesting in the core business, that can be used to pursue opportunities to enhance shareholder value.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 to the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended March 31, 2022.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 7:30 a.m. (Central Time) on April 28, 2022. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with more than 40,000 locations in over 100 countries. Approximately 93% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 to the Company’s Form 8-K filing on April 28, 2022. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended March 31,	2022	2021	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,302.4	$2,161.5	$140.9	7%
Revenues from franchised restaurants	3,262.8	2,877.4	385.4	13
Other revenues	100.4	85.7	14.7	17

TOTAL REVENUES	5,665.6	5,124.6	541.0	11

Operating costs and expenses
Company-operated restaurant expenses	1,959.2	1,817.6	141.6	8
Franchised restaurants-occupancy expenses	584.0	571.5	12.5	2
Other restaurant expenses	72.3	67.2	5.1	8
Selling, general & administrative expenses
Depreciation and amortization	92.7	76.0	16.7	22
Other	584.3	490.4	93.9	19
Other operating (income) expense, net	60.5	(179.4)	239.9	n/m
Total operating costs and expenses	3,353.0	2,843.3	509.7	18

OPERATING INCOME	2,312.6	2,281.3	31.3	1

Interest expense	287.3	300.0	(12.7)	(4)
Nonoperating (income) expense, net	484.1	28.6	455.5	n/m

Income before provision for income taxes	1,541.2	1,952.7	(411.5)	(21)
Provision for income taxes	436.8	415.5	21.3	5

NET INCOME	$1,104.4	$1,537.2	$(432.8)	(28)%

EARNINGS PER SHARE-DILUTED	$1.48	$2.05	$(0.57)	(28)%

Weighted average shares outstanding-diluted	747.6	751.0	(3.4)	—%
n/m Not meaningful